Exhibit 10.63

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT dated as of May 31, 2005 (this “Agreement”), among HEXION LLC, a Delaware limited liability company formerly known as BHI Acquisition Corp. (“Hexion LLC”), HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation (formerly known as Borden Chemical, Inc. (“BCI” or the “Company”) and the HOLDERS (as hereinafter defined).

WHEREAS, BHI Acquisition Corp., BHI Investment and the Borden Management Holders previously entered into each of that certain Investor Rights Agreement, dated as of August 12, 2004 (the “Original Agreement”) and the certain Registration Rights Agreement dated as of August 12, 2004 (the “Original Registration Rights Agreement”);

WHEREAS, (i) Resolution Performance Products Inc. (“RPP Inc.”) and the RPP Holders previously entered into that certain Investor Rights Agreement, dated as of November 14, 2000 (the “RPP Agreement”), and (ii) Resolution Specialty Materials Inc. (“RSM Inc.”) and the RSM Holders previously entered into that certain Investor Rights Agreement, dated as of August 2, 2004 (the “RSM Agreement”);

WHEREAS, pursuant to that certain Transaction Agreement, dated as of April 22, 2005 (the “Transaction Agreement”), among RPP Holdings LLC (“RPP Holdings”), Resolution Specialty Materials Holdings LLC (“RSM Holdings”), BHI Acquisition Corp., BHI Merger Sub One Inc., BHI Merger Sub Two Inc. and BCI, certain mergers and related transactions (the “Combination”) have been effected, including the creation of the Company via merger of certain entities with and into BCI;

WHEREAS, pursuant to the Combination, (i) Apollo Fund V (as successor-in-interest to BHI Investment) and the Borden Management Holders have had their respective common stock in BHI Acquisition Corp. converted into membership interests in Hexion LLC (“Units”) and (ii) the RPP Holders and the RSM Holders have had, except to the extent of the exercise of any rights of appraisal in respect thereof, their respective common stock in each of RPP Inc. and/or RSM Inc. converted into Units, all on the terms and subject to the conditions set forth in the Transaction Agreement;

WHEREAS, the Combination further contemplates the voluntary redemption by certain Holders of their Units, received as aforesaid, for an equivalent amount of Common Stock (a “Conversion”);

WHEREAS, in connection with the Combination, (A) Apollo Fund V (as successor-in-interest to BHI Investment) and the Borden Management Holders wish to amend and restate the Original Agreement and the Original Registration Rights Agreement as provided herein and (B) (i) the RPP Holders wish to amend and restate the RPP Agreement and (ii) the RSM Holders wish to amend and restate the RSM Agreement, in each case as provided herein, and (C) the RPP Holders and the RSM Holders wish to join this Agreement to effect the amending and restating of such aforementioned agreements, to provide for the continuity and stability of the business and policies of Hexion LLC and the Company;

WHEREAS, RPP Inc. and RPP Holdings had previously entered into that certain Registration Rights Agreement dated as of November 14, 2000 (the “RPP Registration Rights Agreement”) and RSM Inc. and RSM Holdings had previously entered into that certain Registration Rights Agreement dated as of August 2, 2004 (the “RSM Registration Rights Agreement”); and

WHEREAS, in connection with the Combination, Hexion LLC as successor in interest to each of RPP Inc. and RPP Holdings desires to terminate the RPP Registration Rights Agreement and the Company as successor in interest to each of RSM Inc. and RSM Holdings desires to terminate the RSM Registration Rights Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

Section 1. Definitions; Rules of Construction.

(a) As used in this Agreement:

“Adoption Agreement” means an agreement substantially in the form of Exhibit A or in such other form that is reasonably satisfactory to the Company and Hexion LLC.

“Affiliate” of the Company, Hexion LLC or the Apollo Group means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, Hexion LLC or the Apollo Group, as applicable. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. The term “Affiliate” shall not include at any time any portfolio companies of Apollo Management IV, L.P., Apollo Management V, L.P. or any of their respective Affiliates.

“Affiliate” of a Holder (other than the Apollo Group) means: (i) any member of the immediate family of an individual Holder, including parents, siblings, spouse and children (including those by adoption); the parents, siblings, spouse, or children (including those by adoption) of such immediate family member, and in any such case any trust whose primary beneficiary is such individual Holder or one or more members of such immediate family and/or such Holder’s lineal descendants; (ii) the legal representative or guardian of such individual Holder or of any such immediate family member in the event such individual Holder or any such immediate family member becomes mentally incompetent; and (iii) any Person controlling, controlled by or under common control with a Holder. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. The term “Affiliate” shall not include at any time any portfolio companies of Apollo Management IV, L.P, Apollo Management V, L.P or any of their respective Affiliates.

“Agreement” has the meaning set forth in the Caption.

“Apollo Fund V” means Apollo Investment Fund V, L.P. and Apollo Overseas Partners V, L.P. and each of their respective Affiliates.

“Apollo Group” means Apollo Fund V, Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and each of their respective Affiliates; provided, that the “Apollo Group” also includes Hexion LLC with respect to any rights and obligations of the Apollo Group in its capacity as a holder of Common Stock.

“Apollo Investor” has the meaning set forth in Section 12(a).

“Asset Sale” means the sale of all or substantially all of the assets of Hexion LLC, on a consolidated basis, to a Person or Group that is not an Affiliate of any member of the Apollo Group.

“BCI” has the meaning set forth in the Caption.

“BHI Investment” means BHI Investment, LLC, a Delaware limited liability company formed by Apollo Fund V on June 17, 2004, the members of which are all members of the Apollo Group.

“Board of the Company” means the board of directors or equivalent governing board of the Company or any duly authorized committee thereof. All determinations by any such Board required pursuant to the terms of this Agreement to be made by such Board shall be binding and conclusive.

“Board of Hexion LLC” means the board of directors or equivalent governing board of Hexion LLC or any duly authorized committee thereof. All determinations by any such Board required pursuant to the terms of this Agreement to be made by such Board shall be binding and conclusive.

“Borden Management Holders” means the Persons listed under the heading “Borden Management Holders” on Schedule I hereto.

“Cause” means, with respect to the termination of relationship of any Management Holder by the Company or Hexion LLC, as applicable, or any of their respective subsidiaries: (i) if such Management Holder is at the time of termination a party to an employment agreement with the Company, Hexion LLC, as applicable, or any of their respective subsidiaries that defines such term, the meaning given to such term therein; and (ii) in all other cases, the termination by the Company, Hexion LLC, as applicable, or any of their respective subsidiaries, of a Management Holder’s relationship with the Company or Hexion LLC, as applicable, based on such Management Holder’s (a) commission of a crime of moral turpitude or a felony that involves financial misconduct or moral turpitude or has resulted, or reasonably could be expected to result, in any adverse publicity regarding the Management Holder, or the

Company, Hexion LLC, or any of their respective subsidiaries, or economic injury to the Company, Hexion LLC or any of their respective subsidiaries, (b) dishonesty or willful commission or omission of any action that has resulted, or reasonably could be expected to result, in any adverse publicity regarding the Management Holder or the Company, Hexion LLC or any of their respective subsidiaries, or has caused, or reasonably could be expected to cause, demonstrable and serious economic injury to the Company, Hexion LLC or any of their respective subsidiaries or (c) material breach of this Agreement or any other agreement entered into between the Management Holder and the Company, Hexion LLC or any of their respective subsidiaries, or any of their respective Affiliates after notice and a reasonable opportunity to cure (if such breach can be cured). For purposes hereof, no act or omission shall be considered willful unless committed in bad faith or without a reasonable belief that the act or omission was in the best interests of the Company, Hexion LLC or any of their respective subsidiaries.

“Closing Date” has the meaning set forth in the Transaction Agreement.

“Co-Invest Group” means GS Private Equity Partners II, L.P., GS Private Equity Partners II Offshore, L.P., GS Private Equity Partners II - Direct Investment Fund, L.P., GS Private Equity Partners III, L.P., GS Private Equity Partners III Offshore, L.P., and JPMorgan Chase Bank, as trustee for First Plaza Group Trust, solely with respect to pools PMI 111 and PMI 112.

“Combination” has the meaning set forth in the Recitals.

“Come Along Option” has the meaning set forth in Section 2(b)(i).

“Come Along Transaction” means (i) any sale or transfer by the Apollo Group of Units to any third party following which (when aggregated with all prior such sales or transfers), the Apollo Group shall have disposed of more than 10% of the number of Units that the Apollo Group owned as of the Original Issue Date to a transferee or Group that is not an Affiliate of the Apollo Group or (ii) an Asset Sale.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the Caption.

“Company Demand Registration” has the meaning given to such term in the Company Registration Rights Agreement.

“Company Registration Rights Agreement” means the registration rights agreement, dated as of the date hereof, between the Company and Hexion LLC, as it may be amended, supplemented or restated from time to time.

“Control Disposition” means a Disposition that would have the effect of transferring to a Person or Group that is not an Affiliate of the Apollo Group a number of Units such that, following the consummation of such Disposition, such Person or Group possesses the voting power to elect a majority of the Board of Hexion LLC (whether by merger, consolidation or sale or transfer of Units).

“Control Disposition of Common Stock” means a Disposition that would have the effect of transferring to a Person or Group that is not an Affiliate of the Apollo Group a number of shares of Common Stock such that, following the consummation of such Disposition, such Person or Group possesses the voting power to elect a majority of the Board of the Company (whether by merger, consolidation or sale or transfer of Common Stock).

“Conversion” has the meaning set forth in the Recitals.

“Deemed Held Units” has the meaning set forth in Section 2(a)(ii).

“Disability” means, with respect to any Management Holder, such Management Holder’s inability to perform the duties and obligations required by such Management Holder’s job by reason of any medically determined physical or mental impairment, as determined in accordance with the provisions of long term disability coverage under the Borden Chemical, Inc. Total Family Protection Plan (the “Total Family Protection Plan”); provided, however, that if such Management Holder has not elected long term disability coverage under the Total Family Protection Plan, then “Disability” shall mean, with respect to such Management Holder, any medically determined physical or mental impairment (as determined by a physician selected by the Company or its insurers and acceptable to such Management Holder or such Management Holder’s legal representative (such agreement as to acceptability not to be withheld unreasonably)) that prevents such Management Holder from performing the duties and obligations required by such Management Holder’s job for more than 90 days during any period of 180 consecutive days.

“Disposition” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition, of any Common Stock or Units, as applicable, or any interest therein or right thereto or of all or part of the voting power (other than the granting of a revocable proxy) associated with Common Stock or Units, as applicable, or any interest therein whatsoever, or any other transfer of beneficial ownership of Common Stock or Units, as applicable, whether voluntary or involuntary, including (a) as a part of any liquidation of a Non-Apollo Holder’s assets or (b) as a part of any reorganization of a Non-Apollo Holder pursuant to the United States or other bankruptcy law or other similar debtor relief laws.

“EBITDA” for any period, means consolidated net income (loss), plus extraordinary losses, less extraordinary gains, plus income taxes, plus interest expenses, plus depreciation and amortization expenses, for such period, all of which amounts, as well as the method of calculation, may be subject to appropriate adjustment for non-recurring items by the majority of the Board of the Company or the majority of the Board of Hexion LLC, as applicable, in its sole discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” means the following:

(a) With respect to each share of Units or Capital Stock, as applicable, held by any Non-Apollo Holder, the per share fair market value of the outstanding Units or Common Stock, as applicable, as such fair market value was last determined in good faith by the Board of the Company or the Board of Hexion LLC, as applicable, prior to the date of determination or, if the Board of the Company or the Board of Hexion LLC, as applicable, determines in good faith that such fair market value has materially changed from the amounts as last determined in good faith by the Board of the Company or the Board of Hexion LLC, as applicable, prior to the date of determination, the fair market value as determined in good faith by the Board of the Company or the Board of Hexion LLC, as applicable, as of the most recent practicable date prior to the date of determination. Neither the Board of the Company nor the Board of Hexion LLC, as applicable, shall have any obligation to determine such fair market value at any time. Neither the Company nor Hexion LLC, nor any of their respective officers, directors, employees or agents, shall have any liability with respect to valuation of Units or Common Stock, as applicable, that are bought or sold at the Fair Market Value, as determined pursuant to this paragraph even though the Fair Market Value, as so determined, may be more or less than actual fair market value, and shall be fully protected in relying in good faith upon the records of the Company or of Hexion LLC, as applicable, and upon information, opinions, reports or statements presented to the Company or to Hexion LLC, as applicable, by any Person as to matters which the Company or Hexion LLC, as applicable, or such director, officer, employee or agent reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company or Hexion LLC, as applicable. The fair market value of Common Stock or Units, as applicable, as of the date of this Agreement and until the first determination of fair market value thereof by the Board of the Company or the Board of Hexion LLC, as applicable, shall, for purposes of this paragraph, be deemed to be the Original Cost, subject to appropriate adjustment by the Board of the Company or the Board of Hexion LLC, as applicable, for stock splits, stock dividends, combinations and similar transactions.

(b) Notwithstanding anything to the contrary contained in paragraph (a) above, if any Units or Common Stock, as applicable, are publicly traded or quoted at the time of determination, then the per share fair market value of such Units or Common Stock, as applicable, shall be the most recent closing trading price of such Units or Common Stock, as applicable, on the business day immediately prior to the date of determination as determined by the Board of the Company or the Board of Hexion LLC, as applicable, in good faith.

“Good Reason” means voluntary resignation after any of the following actions are taken by the Company or Hexion LLC, as applicable, or any of their respective subsidiaries without the Management Holder’s consent: (a) the continued failure to pay compensation when due to the Management Holder for more than thirty (30) days; (b) a significant diminution in the responsibilities or authority of the Management Holder other than an insubstantial and inadvertent diminution that is remedied by the Company or Hexion LLC, as applicable, or any of their respective subsidiaries promptly after receipt of written notice thereof sent by the Management Holder; (c) a significant diminution in the annual base salary and bonus to be paid to the Management Holder as in effect on the Closing Date (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive) or (d) relocation of the Management Holder’s primary work place, as assigned to him by the Company or Hexion LLC, as applicable, beyond a fifty (50) mile radius of the employee’s current location; provided, however, that none of the events described in the foregoing clauses (a), (b), (c) or (d) shall constitute Good Reason unless the Management Holder shall have notified the Company or Hexion LLC, as applicable, in writing describing the events that constitute Good Reason and then only if the Company or Hexion LLC, as applicable, shall have failed to cure such events within (x) in the case of clause (a), fifteen (15) days, or (y) in the case of clauses (b), (c) or (d), thirty (30) days, in each case after the Company’s receipt of such written notice.

“Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act.

“Hexion LLC” has the meaning set forth in the Caption.

“Hexion LLC Option Plan” means the 2004 Stock Incentive Plan of Hexion LLC.

“Holder Notice” has the meaning set forth in Section 10(a).

“Holder Piggyback Notice” has the meaning set forth in Section 10(a).

“Holders” means the Apollo Group and the Non-Apollo Holders, collectively.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, bond, debenture or similar instrument and any other obligation or liability represented by a note, bond, debenture or similar instrument, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (e) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles in the United States of America (“GAAP”) and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP, (f) all unpaid reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (g) all obligations of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices, (h) all interest, fees and other expenses owed with respect to the indebtedness referred to above (and any prepayment penalties or fees or similar breakage costs or other fees and costs required to be paid in order for such Indebtedness to be satisfied and discharged in full), and (i) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indenture” means the indenture, dated as of November 14, 2000, with the Bank of New York acting as trustee, and pursuant to which RPP Inc. is authorized to issue Initial Notes (as defined therein) in the principal amount of $141,400,000, as it is amended, supplemented or restated from time to time.

“IRA” has the meaning set forth in Section 3(b)(iii).

“Management Holder” means any Non-Apollo Holder who is employed by, or serves as a consultant or director to, the Company or Hexion LLC, as applicable.

“Non-Apollo Holders” means the Holders other than any Holder that is a member of the Apollo Group.

“Notes” means each 10.9% junior subordinated note due 2012, dated as of November 14, 2000, issued by RPP Inc. pursuant to the Indenture.

“Offer” has the meaning set forth in Section 3(a).

“Offeror” has the meaning set forth in Section 3(a).

“Option” means the options issued pursuant to (i) in the case of Apollo Fund V (as successor-in-interest to BHI Investment) and any Borden Management Holder, the Hexion LLC Option Plan, (ii) in the case of any RPP Holder, the RPP Option Plan and (iii) in the case of any RSM Holder, the RSM Option Plan, in each case as such plan may be amended, supplemented, restated or otherwise modified from time to time.

“Original Agreement” has the meaning set forth in the Recitals.

“Original Cost” means (i) as regards Units, (x) with respect to each RPP Holder, the aggregate purchase price paid by such Holder for all shares of common stock of RPP plus all Notes (as such term is defined in the RPP Agreement) purchased by such Holder divided by the aggregate number of Units held by such Holder as of the date hereof, subject to appropriate adjustment by the Board of Hexion LLC for splits, in-kind dividends, combinations and similar transactions, (y) with respect to RSM Holders, the aggregate purchase price for all shares of common stock of RSM purchased by such Holder divided by the aggregate number of Units held by such Holder as of the date hereof, subject to appropriate adjustment by the Board of Hexion LLC for splits, in-kind dividends, combinations and similar transactions and (z) with respect to the Borden Holders, the aggregate purchase price paid for shares of Common Stock (as such term is defined in the Original Agreement) divided by the aggregate number of Units held by such Holder as of the date hereof, subject to appropriate adjustment by the Board of Hexion LLC for splits, in-kind dividends, combinations and similar transactions; and (ii) as regards Common Stock, (x) with respect to each RPP Holder, the aggregate purchase price paid by such Holder for all shares of common stock of RPP plus all Notes (as such term is defined in the RPP Agreement) purchased by such Holder divided by the aggregate number of shares of Common Stock issued to such Holder in exchange for the Units held by such Holder as of the date hereof, subject to appropriate adjustment by the Board of the Company for splits, in-kind dividends, combinations and similar transactions, (y) with respect to RSM Holders, the aggregate purchase price for all shares of common stock of RSM purchased by such Holder divided by the aggregate number of shares of Common Stock issued to such Holder in exchange for the Units held by such Holder as of the date hereof, subject to appropriate adjustment by the Board of the Company for splits, in-kind dividends, combinations and similar transactions and (z) with respect to the Borden Holders, the aggregate purchase price for the shares of Common Stock (as such term is defined in the Original Agreement) divided by the aggregate number of shares of

Common Stock issued to such Holder in exchange for the Units held by such Holder as of the date hereof, subject to appropriate adjustment by the Board of the Company for splits, in-kind dividends, combinations and similar transactions.

“Original Issue Date” means with respect to any Unit or share of Common Stock issued to a Holder, the date of issuance of such Unit or share of Common Stock to such Holder, as applicable.

“Original Registration Rights Agreement” has the meaning set forth in the Recitals.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Proportionate Percentage” means, with respect to any Holder at the time of any Tag Along Transaction, a fraction (expressed as a percentage) the numerator of which is the total number of Units held by such Holder as of such time (including any Units that such Holder purchases pursuant to any Option exercised in connection with the Tag Along Transaction and any units distributed to such Holder pursuant to any deferred compensation plan in connection with the Tag Along Transaction) and the denominator of which is the total number of Units outstanding at the time of determination (including any Units that any Holder purchases pursuant to any Option exercised in connection with the Tag Along Transaction and any units distributed to such Holder pursuant to any deferred compensation plan in connection with the Tag Along Transaction).

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the securities covered by such Registration Statement and, in each case, by all other amendments and supplements to such prospectus, including post-effective amendments and, in each case, all material incorporated by reference in such prospectus.

“Proxy” has the meaning set forth in Section 5(a).

“Public Sale” means any sale, occurring simultaneously with or after an initial public offering, of Common Stock or Units, as applicable, to the public pursuant to an offering registered under the Securities Act or to the public in the manner described by the provisions of Rule 144(f) promulgated thereunder.

“Qualified Public Offering” means an underwritten public offering of Common Stock pursuant to an effective registration statement filed by BCI (as predecessor in interest to the Company) with the Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act, pursuant to which the aggregate offering price of the Common Stock sold in such offering is at least $100 million.

“Qualified Public Offering of Hexion LLC” means an underwritten public offering of common stock or equity securities of Hexion LLC pursuant to an effective registration statement filed by Hexion LLC with the Securities and Exchange Commission (other than on Forms S-4 or S-8 or successors to such forms) under the Securities Act, pursuant to which the aggregate offering price of the equity securities sold in such offering is at least $100 million.

“Registrable Stock” means Common Stock, and shall also include any equity security of the Company or any successor thereto, issued in respect of or in exchange for Common Stock, whether by way of dividend or other distribution, stock split, recapitalization, merger, rollup transaction, consolidation or reorganization or otherwise; provided, that any Registrable Stock shall cease to be Registrable Stock when (i) a Registration Statement with respect to the sale of such Registrable Stock has been declared effective under the Securities Act and such Registrable Stock has been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (ii) such Registrable Stock is distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (iii) such Registrable Stock shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by the Company; and provided, further, that any Common Stock that has ceased to be Registrable Stock shall not thereafter become Registrable Stock and any security that is issued or distributed in respect of Common Stock that has ceased to be Registrable Stock shall not be Registrable Stock.

“Registrable Units” means Units, and shall also include any equity security of Hexion LLC or any successor thereto, issued in respect of or in exchange for Units, whether by way of dividend or other distribution, stock split, recapitalization, merger, rollup transaction, consolidation or reorganization or otherwise; provided, that any Registrable Units shall cease to be Registrable Units when (i) a Registration Statement with respect to the sale of such Registrable Units has been declared effective under the Securities Act and such Registrable Units have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, (ii) such Registrable Units are distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (iii) such Registrable Units shall have been otherwise transferred and new certificates for them not bearing a legend restricting further transfer under the Securities Act shall have been delivered by Hexion LLC; and provided, further, that any Units that have ceased to be Registrable Units shall not thereafter become Registrable Units and any security that is issued or distributed in respect of Units that have ceased to be Registrable Units shall not be a Registrable Unit.

“Registration Statement” means any registration statement (i) that, with respect to Hexion LLC, covers the Registrable Units or (ii) that, with respect to the Company, covers the Registrable Stock, in each case, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits thereto and all material incorporated by reference in such Registration Statement.

“Representatives” has the meaning set forth in Section 12(b)(i).

“Repurchase Date” has the meaning set forth in Section 4(a)(i).

“Repurchase Event” means, with respect to any Management Holder, such Management Holder’s termination of relationship with the Company or Hexion LLC, as applicable, or any of their respective subsidiaries for any reason (including upon death or Disability).

“Required Voting Percentage” means, (i) with respect to Holders of Common Stock (x) a majority of the shares of Common Stock owned by the Non-Apollo Holders as of the date the vote is taken and (y) the vote of Common Stock owned by Hexion LLC, and (ii) with respect to Holders of Units (x) a majority of the Units owned by the Non-Apollo Holders as of the date the vote is taken (including, for purposes of this calculation, Deemed Held Units) and (y) the vote of Units owned by the Apollo Group.

“RPP Agreement” has the meaning set forth in the Recitals.

“RPP Holders” means the RPP Identified Holders and the RPP Management Holders, collectively.

“RPP Holdings” has the meaning set forth in the Recitals.

“RPP Holdings Operating Agreement” means the Amended and Restated RPP Holdings Operating Agreement dated as of November 14, 2000.

“RPP Identified Holders” means the Persons listed under the heading “RPP Identified Holders” on Schedule I hereto.

“RPP Inc.” has the meaning set forth in the Recitals.

“RPP Management Holders” means the Persons listed under the heading “RPP Management Holders” on Schedule I hereto.

“RPP Option Plan” means the 2000 Stock Option Plan of RPP Inc. and the 2000 Non-Employee Director Stock Option Plan, collectively.

“RPP Registration Rights Agreement” has the meaning set forth in the Recitals.

“RSM Agreement” has the meaning set forth in the Recitals.

“RSM Holders” means RSM Holdings and the RSM Management Holders, collectively.

“RSM Holdings” has the meaning set forth in the Recitals.

“RSM Inc.” has the meaning set forth in the Recitals.

“RSM Management Holders” means the Persons listed under the heading “RSM Management Holders” on Schedule I hereto.

“RSM Option Plan” means the 2004 Stock Option Plan of RSM Inc.

“RSM Registration Rights Agreement” has the meaning set forth in the Recitals.

“Sale Notice” has the meaning set forth in Section 2(a)(i).

“Securities” means, with respect to any Person, such Person’s “securities” as defined in Section 2(1) of the Securities Act and includes such Person’s capital stock or other equity interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock or other equity or equity-linked interests, including phantom stock and stock appreciation rights.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Selling Stockholders” means, upon the proper delivery of a Holder Piggyback Notice, the Holders holding Registrable Stock.

“Shell” means Shell Oil Company.

“Subject Employee” has the meaning set forth in Section 3(b)(iii).

“Tag Along Holder” has the meaning set forth in Section 2(a)(ii).

“Tag Along Notice” has the meaning set forth in Section 2(a)(ii).

“Tag Along Transaction” means the sale or transfer by the Apollo Group of Units to any third party following which (when aggregated with all prior such sales or transfers but excluding any Qualified Public Offering or Qualified Public Offering of Hexion LLC) the Apollo Group shall have disposed of more than 10% of the number of Units that the Apollo Group owned as of the Original Issue Date to a transferee or Group that is not an Affiliate of the Apollo Group. For the avoidance of doubt, neither a Qualified Public Offering nor a Qualified Public Offering of Hexion LLC shall constitute a Tag Along Transaction or (ii) an Asset Sale.

“Term” has the meaning set forth in Section 5(a).

“Transaction Agreement” has the meaning set forth in the Recitals.

“Underwritten Offering” means a sale of either of Units or Common Stock, as applicable, to an underwriter for reoffering to the public.

“Units” has the meaning set forth in the Recitals.

(b) Rules of Construction.

(i) Unless otherwise indicated, the words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and any reference in this Agreement to any Caption, Recital, Article, Section, clause, Schedule, Annex or Exhibit shall be to the Caption, Recitals, Articles, Sections and clauses of, and Schedules, Annexes and Exhibits to, this Agreement.

(ii) The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” Any reference to the masculine, feminine or neuter gender shall include each other gender and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Schedules, if any, annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein.

Section 2. Certain Dispositions.

(a) Tag Along Transaction.

(i) Subject to the provisions of Section 2(b), prior to the earlier to occur of the consummation of a Qualified Public Offering and the consummation of a Qualified Public Offering of Hexion LLC, if the Apollo Group desires to effect a Tag Along Transaction, it shall give written notice to the Holders offering such Holders the option to participate in such Tag Along Transaction (a “Sale Notice”). The Sale Notice shall set forth the material terms of the proposed Tag Along Transaction and identify the contemplated transferee or Group.

(ii) Each of the Holders may, by written notice to the Apollo Group (a “Tag Along Notice”) delivered within ten (10) days after the date of the Sale Notice (each such Holder delivering such timely notice being a “Tag Along Holder”), elect to sell in such Tag Along Transaction the Units held by such Holder, provided that the number of Units to be sold by such Holder will not exceed such Holder’s Proportionate Percentage (as calculated pursuant to subsection (iii) below) of the total number of Units that the Apollo Group proposes to sell or transfer in the applicable Tag Along Transaction. The Units to be sold by a Tag Along Holder in a Tag Along Transaction may include, to the extent applicable, Units (x) to be distributed to such Tag Along Holder in connection with such Tag Along Transaction from any deferred compensation plan or (y) that such Tag Along Holder may obtain by exercising any Options held by such Tag Along Holder that are vested as of the date of such Tag Along Notice or that would vest in connection with such Tag Along Transaction (collectively the “Deemed Held Units”).

(iii) If none of the Holders delivers a timely Tag Along Notice, then the Apollo Group may thereafter consummate the Tag Along Transaction, on substantially the same terms and conditions as are described in the Sale Notice (including, without limitation, the number of Units being sold and the sale price), for a period of 360 days thereafter. In the event the Apollo Group has not consummated the Tag Along Transaction within such 360 day period, the Apollo Group shall not thereafter consummate a Tag Along Transaction without first providing a Sale Notice and an opportunity to the Holders to sell in the manner provided above. If one or more of the Holders gives the Apollo Group a timely Tag Along Notice, then the Apollo Group shall use all reasonable efforts to cause the prospective transferee or Group to agree to acquire all units identified in all timely Tag Along Notices on the same terms and conditions as are applicable to the Units held by the Apollo Group. If such prospective transferee or Group is unable or unwilling to acquire all Units proposed to be included in the Tag

Along Transaction on such terms, then the Apollo Group may elect either to cancel such Tag Along Transaction or to allocate the maximum number of units that such prospective transferee or Group is willing to purchase among the Apollo Group and the Tag Along Holders in the proportion that each such Tag Along Holder’s and the Apollo Group’s Proportionate Percentage bears to the total Proportionate Percentages of the Apollo Group and the Tag Along Holders (e.g., if the Sale Notice contemplated a Tag Along Transaction of 10% Proportionate Percentage by the Apollo Group, and if the Apollo Group at such time owns a 30% Proportionate Percentage, and one Tag Along Holder who owns a 20% Proportionate Percentage elects to participate, then the Apollo Group would be entitled to sell a 6% Proportionate Percentage (30%/50% multiplied by the 10% Proportionate Percentage) and the Tag Along Holder would be entitled to sell a 4% Proportionate Percentage (20%/50% multiplied by the 10% Proportionate Percentage)).

(iv) Notwithstanding the provisions of this Section 2(a), during the first twelve (12) months of this Agreement, the Apollo Group may transfer up to 25% of the Units then owned by it without complying with the provisions of this Section 2(a); provided that such transferee shall agree to become bound by the provisions set forth in this Section 2(a) in the same manner as the Apollo Group.

(v) For purposes of this Section 2(a), any holder of Units who has a contractual right to participate in such Tag Along Transaction or any other holder of Units who is otherwise participating in such Tag Along Transaction with the consent of the Apollo Group shall be deemed to be a “Holder” under this Section 2(a).

(b) Come Along Transaction.

(i) If the Apollo Group desires to effect a Come Along Transaction, whether prior or subsequent to the consummation of a Qualified Public Offering or a Qualified Public Offering of Hexion LLC, then in lieu of complying with the requirements of Section 2(a), the Apollo Group at its option (the “Come Along Option”) may require all Holders to sell the same percentage of their respective Units (including their Deemed Held Units) as the Apollo Group desires to sell to the transferee or Group selected by the Apollo Group, at the same price per unit and on the same terms and conditions as apply to those sold by the Apollo Group.

(ii) Each Holder shall consent to and raise no objections against the Come Along Transaction, and if the Come Along Transaction is structured as (a) a merger or consolidation of Hexion LLC or an Asset Sale, each Holder shall waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger, consolidation or Asset Sale, or (b) a sale of all of the membership units of Hexion LLC, the Holders shall agree to sell all their Units that are the subject of the Come Along Transaction (including their Deemed Held Units) at the same price per unit and generally on the same terms and conditions as apply to those sold by the Apollo Group. The Holders shall take all necessary and desirable actions reasonably requested by the Apollo Group in connection with the consummation of the Come Along Transaction, including the execution of such agreements and such instruments and the taking of such other actions as are reasonably necessary to provide customary representations, warranties, and indemnities regarding title, as well as escrow arrangements relating to such Come Along Transaction.

(c) Hexion LLC and each Holder shall cooperate in causing any Deemed Held Units of such Holder that are ultimately included in a Come Along Transaction to be delivered to the Holder immediately prior to the closing of such Come Along Transaction in order that the Holder may exercise his rights under Section 2(a) or that the Apollo Group may exercise its rights under Section 2(b), as the case may be.

(d) Upon the closing of the sale of any Units (including any Deemed Held Units) pursuant to this Section 2, the Holders shall deliver at such closing, against payment of the purchase price therefor, certificates representing their Units to be sold, duly endorsed for transfer or accompanied by duly endorsed unit powers, and evidence of good title to the shares to be sold, of the absence of liens, encumbrances and adverse claims with respect thereto and of such other matters as are deemed necessary by Hexion LLC for the proper transfer of such units on the books of Hexion LLC.

(e) Pledges.

(i) Unless approved by a majority of the Board of the Company or the Board of Hexion LLC, as applicable, no Holder shall pledge any shares of Common Stock or Units held by it, unless such pledge is made by such Holder to the Company or Hexion LLC, as applicable.

(ii) At the request of the Company or Hexion LLC, as applicable, except to the extent prohibited by applicable law, each Holder shall pledge those shares of Common Stock and Units it holds to secure indebtedness of the Company or Hexion LLC, as applicable, or any of their respective subsidiaries, provided that no Holder shall be required to pledge any shares of Common Stock or Units unless all Holders of Common Stock or Units, as applicable, are required to pledge pro-rata; provided further that the consent (which consent will not be unreasonably withheld) of each Holder that is subject to the fiduciary provisions of ERISA shall be required if such pledge would result in the Board of the Company or the Board of Hexion LLC becoming a fiduciary for purposes of ERISA.

Section 3. Transfers; Additional Parties.

(a) Restrictions; Permitted Dispositions.

Without the prior consent of Hexion LLC, no Non-Apollo Holder shall make any Disposition, directly or indirectly, through an Affiliate or otherwise. The preceding sentence shall apply with respect to all shares of Common Stock or Units, as applicable, held at any time by a Non-Apollo Holder (including all shares of Common Stock or Units, as applicable, acquired upon the exercise of any Option or upon a distribution pursuant to any deferred compensation plan), regardless of the manner in which such Non-Apollo Holder initially acquired such shares of Common Stock or Units, as applicable. Notwithstanding the foregoing, the following Dispositions by a Non-Apollo Holder shall be permitted at any time:

(i) (i) with respect to all Non-Apollo Holders, with respect to a Public Sale in connection with the exercise of piggyback registration rights, (ii) with respect to all Non-Apollo Holders (other than the Co-Invest Group), with respect to a Public Sale that occurs at least twelve months following a Qualified Public Offering or a Qualified Public Offering of Hexion LLC, as applicable and (iii) with respect to the Co-Invest Group, with respect to a Public Sale; in each case, subject to any lock-up, cutback or other provisions that may be applicable to such Holder;

(ii) with respect to any Non-Apollo Holder, to: (i) a guardian of the estate of such Holder; (ii) an inter-vivos trust primarily for the benefit of such Holder; (iii) an inter-vivos trust whose primary beneficiary is one or more of such Holder’s lineal descendants (including lineal descendants by adoption); (iv) the spouse of such Holder during marriage and not incident to divorce; or (v) one or more of such Holder’s Affiliates;

(iii) to any Non-Apollo Holder by: (i) a guardian of the estate of such Holder; (ii) an inter-vivos trust whose primary beneficiary is such Holder or one or more of such Holder’s lineal descendants (including lineal descendants by adoption); (iii) the spouse of such Holder; or (iv) an Affiliate of such Management Holder;

(iv) with the consent of Hexion LLC, by any Non-Apollo Holder to a qualified retirement plan sponsored by such Holder (including, with respect to a qualified retirement plan referred to in this Section 3(a)(iv), to participants, alternate payees and beneficiaries to the extent required by law and the provisions of such plan);

(v) to a trust, to any successor trust or successor trustee;

(vi) any Disposition permitted pursuant to Section 2(a) or required pursuant to Section 2(b); and

(vii) with the consent of Hexion LLC, by any Non-Apollo Holder to other Persons for tax planning purposes.

In the event of a transaction involving a change of ownership interest or voting power of any Non-Apollo Holder that avoids the restrictions on Dispositions provided in this Section 3(a), such transaction shall be deemed a Disposition by such Non-Apollo Holder and an irrevocable “Offer,” and such Non-Apollo Holder (“Offeror”) shall promptly notify the Company (in the case of a Disposition of Common Stock) or Hexion LLC (in the case of a Disposition of Units) of such event and offer (the “Offer”), by written notice to the Company or to Hexion LLC, as applicable, to sell all securities subject to the Offer to the Company, Hexion LLC and/or the Apollo Group, as applicable, in each case, for Fair Market Value (as provided below). Offers under this Section 3(a) shall: (a) be in writing; (b) be irrevocable for so long as the Company, Hexion LLC or the Apollo Group, as applicable, has the right to purchase any securities subject to the Offer; (c) be sent by the Offeror to the Company or to Hexion LLC, as applicable; and (d) contain a description of the proposed transaction and change of ownership interest or voting power. The Company and Hexion LLC, as applicable, shall, within five (5) business days from receipt thereof (or, if no such written notice is delivered to the Company or to

Hexion LLC, as applicable, by the Non-Apollo Holder, within five (5) business days from the Company’s or Hexion LLC’s (as applicable) receipt of evidence, satisfactory to it, of such a Disposition by the Offeror), deliver written notice of the Offer to the Apollo Group stating that all Common Stock or Units, as applicable, registered in the name of such Management Holder is subject to an Offer pursuant to this Section 3(a). The date of such Offer shall be deemed to be the date such written notice of the Offer is so delivered by the Company or Hexion LLC, as applicable.

(b) Additional Parties.

(i) As a condition to the obligation by the Company and Hexion LLC, as applicable, to effect a transfer of shares of Common Stock and Units, as applicable, permitted by this Agreement on the books and records of the Company and Hexion LLC, as applicable, (other than (i) a transfer permitted by Section 3(a)(i), (ii) except as provided in Section 2(a)(iv), a transfer to or by the Apollo Group or any of its Affiliates from or to any Person that is not an Affiliate of the Apollo Group or of any of the Apollo Group’s Affiliates, or (iii) a transfer to the Company or to Hexion LLC, as applicable, or to any of their respective subsidiaries), the transferee shall be required to become a party to this Agreement by executing (together with such Person’s spouse, if applicable) an Adoption Agreement.

(ii) Except in the case of a transfer permitted by Section 3(a)(i), in the event that any Person acquires shares of Common Stock or Units from (i) a Non-Apollo Holder or any Affiliate or member of such Non-Apollo Holder’s Group or (ii) any direct or indirect transferee of a Non-Apollo Holder, such Person shall be subject to any and all obligations and restrictions of such Non-Apollo Holder hereunder (other than the provisions of Section 6), as if such Person was such Non-Apollo Holder named herein. Additionally, whenever a Non-Apollo Holder makes a transfer of shares of Common Stock or Units other than a transfer permitted by Section 3(a)(i), such shares shall contain a legend so as to inform any transferee that such shares were held originally by a Non-Apollo Holder and, are subject to transfer restrictions and repurchase. Such legend shall not be placed on any shares of Common Stock or Units acquired from a Non-Apollo Holder by the Company or Hexion LLC, as applicable, the Apollo Group or any of its or their Affiliates.

(iii) Any shares of Common Stock or Units acquired by an individual retirement account (“IRA”) on behalf of an employee of the Company or Hexion LLC, as applicable, or any of their respective subsidiaries (the “Subject Employee”) shall be deemed to be held by the applicable Management Holder. Additionally, such Subject Employee shall be deemed to be a Management Holder and his or her IRA shall be deemed to have acquired all shares of Common Stock or Units, as applicable, it holds from such Subject Employee pursuant to a transfer that is subject to Section 3(b)(ii) above.

(iv) In the event that any Person that is an Affiliate of the Apollo Group acquires Common Stock or Units, as applicable, from the Apollo Group or any Affiliate of the Apollo Group, such Person shall be subject to any and all obligations and restrictions of the Apollo Group hereunder as if such Person were the Apollo Group.

(v) In the event additional shares of Common Stock or Units, as applicable, are issued to any Person (other than a Holder) at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities of the Company or Hexion LLC, as applicable, exercisable for or exchangeable into shares or Common Stock or Units, as applicable, such Person shall become a party to this Agreement upon executing (together with such Person’s spouse, if any) an Adoption Agreement. Upon execution of such Adoption Agreement, such Person shall have all the rights and obligations of a Non-Apollo Holder hereunder and the additional shares of Common Stock or Units, as applicable, issued to such Person, as a condition to their issuance, shall become subject to the terms and provisions of this Agreement.

(c) Securities Restrictions; Legends.

(i) No shares of Common Stock or Units shall be transferable except upon the conditions specified in this Section 3(c), which conditions are intended to insure compliance with the provisions of the Securities Act.

(ii) Each certificate representing shares of Common Stock or Units, as applicable, shall (unless otherwise permitted by the provisions of paragraph (d) below) be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO AN AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT DATED AS OF MAY 31, 2005 AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND THE OTHER PARTIES NAMED THEREIN. THE TERMS OF SUCH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFER. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(iii) The Holder of any shares of Common Stock or Units, as applicable, by acceptance thereof agrees, prior to any transfer of any such shares, to give written notice to the Company or Hexion LLC, as applicable, of such Holder’s intention to effect such transfer and to comply in all other respects with the provisions of this Section 3(c). Each such notice shall describe the manner and circumstances of the proposed transfer. Upon request by the Company or Hexion LLC, as applicable, the Holder delivering such notice shall deliver a written opinion, addressed to the Company or Hexion LLC, as applicable, of counsel for the Holder of such shares, stating that in the opinion of such counsel (which opinion and counsel shall be reasonably satisfactory to the Company or Hexion LLC, as applicable,) such proposed transfer does not involve a transaction requiring registration or qualification of such shares under the Securities Act. Such holder of such shares shall be entitled to transfer such shares in accordance with the terms of the notice delivered to the Company or Hexion LLC, as applicable, if the Company or Hexion LLC, as applicable, does not reasonably object to such transfer and request such opinion within fifteen (15) days after delivery of such notice, or, if it requests such opinion, does not reasonably object to such transfer within fifteen (15) days after delivery of such opinion. Each certificate or other instrument evidencing any such transferred shares of Common Stock or Units, as applicable, shall bear the legend set forth in paragraph (ii) above unless (i) such opinion of counsel to the holder of such shares (which opinion and counsel shall be reasonably acceptable to the Company or Hexion LLC, as applicable,) states that registration of any future transfer is not required by the applicable provisions of the Securities Act or (ii) the Company or Hexion LLC, as applicable, shall have waived the requirement of such legends.

(iv) Notwithstanding the foregoing provisions of this Section 3(c), the restrictions imposed by this Section 3(c) upon the transferability of any shares of Common Stock or Units, as applicable, shall cease and terminate when (i) any such shares are sold or otherwise disposed of pursuant to an effective registration statement under the Securities Act, or (ii) after a Qualified Public Offering or a Qualified Public Offering of Hexion LLC, as applicable, the holder of such shares has met the requirements for transfer of such shares pursuant to Rule 144 under the Securities Act. Whenever the restrictions imposed by this Section 3(c) shall terminate, the holder of any shares as to which such restrictions have terminated shall be entitled to receive from the Company or Hexion LLC, as applicable, without expense, a new certificate not bearing the restrictive legend set forth in paragraph (ii) above and not containing any other reference to the restrictions imposed by this Section 3(c).

Section 4. Repurchase Rights.

(a) Repurchase Rights of the Company and Hexion LLC.

(i) From and after a Repurchase Event, each of the Company or Hexion LLC, as applicable, and each of its respective subsidiaries shall have the right, but not the obligation, to repurchase all or any portion of the shares of Common Stock or Units, as applicable, held by such Management Holder (including any shares of Common Stock or Units, as applicable, received upon a distribution from any deferred compensation plan or any Common Stock or Units, as applicable, issuable upon exercise of any Options held by such Management Holder) in accordance with this Section 4, in each case, for Fair Market Value, but subject to Section 4(a)(ii). The Company or Hexion LLC, as applicable, or any of their respective subsidiaries may exercise the right to purchase such shares of Common Stock or Units, as applicable, until the date occurring six months after the Repurchase Event; provided, however, that with respect to shares of Common Stock or Units, as applicable, acquired by a Management Holder after such Repurchase Event (whether by exercise of Options, distribution of shares from any deferred compensation plan or otherwise), the Company or Hexion LLC, as applicable, or any of their respective subsidiaries may exercise the right to purchase such shares of Common Stock or Units, as applicable, until the date occurring six months after the acquisition of such shares of Common Stock or Units, as applicable, by such Management Holder (such date, the “Repurchase Date”). The determination date for purposes of determining the Fair Market Value shall be the closing date of the purchase of the applicable shares (which closing date shall not be later than the Repurchase Date).

(ii) Notwithstanding anything contained herein to the contrary, in the event (i) a Management Holder materially breaches the terms of this Agreement (including Section 6) or any other agreement between the Management Holder and any of Hexion LLC, the Company or any of its or their subsidiaries or (ii) a Management Holder’s relationship with the Company, Hexion LLC, as applicable, or any of their respective subsidiaries is terminated by the Company, Hexion LLC, as applicable, or any of their respective subsidiaries for Cause, then any of the Company or Hexion LLC, as applicable, or any of their respective subsidiaries shall have the right, but not the obligation, to repurchase all or any portion of the shares of Common Stock or Units, as applicable, held by such Holder (including any shares of Common Stock or Units, as applicable, received upon a distribution from any deferred compensation plan or any Common Stock or Units, as applicable, issuable upon exercise of any Options held by such Management Holder) in accordance with this Section 4 for the lesser of (i) Original Cost and (ii) Fair Market Value. The determination date for purposes of determining the Fair Market Value shall be the closing date of the purchase of the applicable shares.

(b) The Apollo Group Repurchase Right. The Company or Hexion LLC, as applicable, shall give written notice to the Apollo Group stating whether such Company or Hexion LLC, as applicable, will exercise the purchase rights pursuant to clause (a) above. If such notice states that the Company or Hexion LLC, as applicable, will not exercise its purchase rights for all or a portion of the shares of Applicable Stock subject thereto, the Apollo Group (or its designee) shall have the right to purchase such Common Stock or Units, as applicable, not purchased by the Company or Hexion LLC, as applicable, or their respective subsidiaries on the same terms and conditions as the Company or Hexion LLC, as applicable, and their respective subsidiaries until the later of (i) the 30th day following the receipt of such notice or (ii) the Repurchase Date (in the case of a repurchase pursuant to clause (a)(i) above).

(c) Closing. The closing of any purchase of Common Stock or Units, as applicable, pursuant to this Section 4 shall take place on a date designated by the Company or Hexion LLC, as applicable, or the Apollo Group, as applicable, in accordance with the provisions of this Section 4; provided that the closing will be deferred until such time as the subject Management Holder has held the shares of Common Stock or Units, as applicable, for a period of at least six months and one day. The Company or Hexion LLC, as applicable, or the Apollo Group, as applicable, will pay for the shares of Common Stock or Units, as applicable, purchased by it pursuant to this Section 4 by delivery of a check or wire transfer of funds, in exchange for the delivery by the Management Holder of the certificates representing such shares of Common Stock or Units, as applicable, duly endorsed for transfer to the Company or Hexion LLC, as applicable, or the Apollo Group, as applicable. The Company or Hexion LLC, as applicable, shall have the right to record such purchase on its books and records without the consent of the Management Holder.

(d) Restrictions on Repurchase. Notwithstanding anything to the contrary contained in this Agreement, all purchases of shares of Common Stock or Units, as applicable, by the Company or Hexion LLC, as applicable, shall be subject to applicable restrictions contained in (i) federal law, (ii) (x) in the case of Hexion LLC, the Delaware General Corporation Law or (y) in the case of the Company, applicable New Jersey law and (iii) in debt and equity financing agreements of any of the Company, Hexion LLC or any subsidiary thereof. Notwithstanding anything to the contrary contained in this Agreement, if any such restrictions prohibit or otherwise delay any purchase of shares of Common Stock or Units, as applicable, that the Company or Hexion LLC, as applicable, is otherwise entitled or required to make pursuant to this Section 4, then the Company or Hexion LLC, as applicable, shall have the option to make such purchases pursuant to this Section 4 within thirty (30) days of the date that it is first permitted to make such purchase under the laws and/or agreements containing such restrictions. Notwithstanding anything to the contrary contained in this Agreement, neither the Company, Hexion LLC nor any subsidiary thereof shall be obligated to effect any transaction contemplated by this Section 4 if such transaction would violate the terms of any restrictions imposed by agreements evidencing any Indebtedness of the Company, Hexion LLC or subsidiary thereof. In the event that any shares of Common Stock or Units, as applicable, are sold by a Management Holder pursuant to this Section 4, the Management Holder, and such Management Holder’s successors, assigns or representatives, will take all steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals with respect to such Management Holder and take all other actions necessary and desirable to facilitate consummation of such sale in a timely manner.

(e) Indirect Transaction. In the event of a transaction involving a change of ownership interest or voting power of a Non-Apollo Holder which avoids the restrictions on Dispositions provided in this Section 4, such transaction shall be deemed a Disposition by such Non-Apollo Holder and an irrevocable “Offer”, and such Non-Apollo Holder (“Offeror”) shall promptly notify the Company or Hexion LLC, as applicable, of such event and offer (the “Offer”), by written notice to the Company or Hexion LLC, as applicable, to sell all Securities Subject to the Offer to the Eligible Offerees for the Purchase Price. Offers under this Section shall be (i) in writing; (ii) be irrevocable for so long as any Eligible Offeree has the right to purchase any Securities Subject to the Offer; (iii) be sent by the Offeror to the Company or Hexion LLC, as applicable; and (iv) contain a description of the proposed transaction and change of ownership interest or voting power. The Company or Hexion LLC, as applicable, shall, within five business days from the receipt thereof (or, if no such written notice is delivered) within five business days from the receipt of evidence, satisfactory to the Company or Hexion LLC, as applicable, by the Company or Hexion LLC, as applicable, of such Disposition by the Offeror), deliver written notice of the Offer to the Eligible Offerees stating that all Common Stock or Units, as applicable, registered in the name of such Non-Apollo Holder are Securities Subject to the Offer pursuant to this Section. The date of such Offer shall be deemed to be the date such written notice of the Offer is so delivered by the Company or Hexion LLC, as applicable.

Section 5. Voting Agreements.

(a) Each Management Holder who holds Common Stock hereby revokes any and all prior proxies or powers of attorney in respect of any of such Management Holder’s shares of Common Stock (whether pursuant to the Original Agreement, the RPP Agreement, the RSM Agreement or otherwise) and constitutes and appoints Hexion LLC, or any nominee of Hexion LLC, with full power of substitution and resubstitution, at any time from the date hereof until the earlier of (i) the termination of such Holders rights under this Agreement pursuant to Section 13(e) hereof (the “Term”) and (ii) the consummation of a Qualified Public Offering, as its true and lawful attorney and proxy (its “Proxy”), and in its name, place and stead, to vote each of such shares (whether such shares are currently held or may be acquired in the future by such Management Holder) as its Proxy, at every annual, special, adjourned or postponed meeting of the shareholders of the Applicable Issuer, including the right to sign its name (as shareholder) to any consent, certificate or other document relating to the Company that applicable laws may permit or require with respect to any matter referred to be voted on by the shareholders of the Company. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

(b) Each Management Holder who holds Units hereby revokes any and all prior proxies or powers of attorney in respect of any of such Management Holder’s units (whether pursuant to the Original Agreement, the RPP Agreement, the RSM Agreement or otherwise) and constitutes and appoints the Apollo Group, or any nominee of Hexion LLC, with full power of substitution and resubstitution, at any time from the date hereof until the earlier of (i) the Term and (ii) the consummation of a Qualified Public Offering of Hexion LLC, as its Proxy, and in its name, place and stead, to vote each of such shares (whether such shares are currently held or may be acquired in the future by such Management Holder) as its Proxy, at every annual, special, adjourned or postponed meeting of the members of Hexion LLC, including the right to sign its name (as member) to any consent, certificate or other document relating to Hexion LLC that applicable laws may permit or require with respect to any matter referred to be voted on by the members of Hexion LLC. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

(c) No Proxies for or Encumbrances on Management Holder Common Stock or Units. Except pursuant to the terms of this Agreement, during the Term and prior to a Qualified Public Offering or a Qualified Public Offering of Hexion LLC, as applicable, no Management Holder shall, without the prior written consent of Hexion LLC (in the case of Management Holders holding Common Stock) and the Apollo Group (in the case of Management Holders holding Units), in each case, directly or indirectly, (i) grant any proxies (other than pursuant to Section 5(a) and 5(b) above) or enter into any voting trust or other agreement or arrangement with respect to the voting of any shares of Common Stock or Units held by such Holder or (ii) except as permitted pursuant to Section 2 or 3, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any such Management Holder’s Common Stock or Units.

Section 6. Management Holder Non-Compete and Non-Solicitation.

(a) Each Management Holder shall be bound the non-compete and non-solicitation provisions contained in this Section 6, unless any Management Holder is a party to an employment or other similar agreement with Hexion LLC, the Company or any of their Affiliates (the “Applicable Companies”) which contains non-compete and non-solicitation provisions, in which event such Management Holder shall only be bound by the non-compete and non-solicitation provisions contained in such employment or other agreement and shall not be bound by the provisions of this Section 6.

(b) During the period commencing on the date hereof and ending on the first anniversary of the date on which the Management Holder ceases to receive any payments related to salary, bonus or severance from any Applicable Company, the Management Holder shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of any Applicable Company to leave the employ of any Applicable Company, or in any way interfere with the relationship between any Applicable Company, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of any Applicable Company until twelve (12) months after such individual’s employment relationship with any Applicable Company has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of any Applicable Company to cease doing business with such Applicable Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and any Applicable Company, on the other hand.

(c) Each Management Holder acknowledges that, in the course of his employment with any Applicable Company and their predecessors, he has become familiar, or will become familiar, with such Applicable Company’s and their predecessors’ trade secrets and with other confidential information concerning the Applicable Companies and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Applicable Companies. Therefore, each Management Holder agrees that, during the period commencing on the date hereof and ending on the date on which the Management Holder ceases to receive any payments related to salary, bonus or severance from any Applicable Company (or in the case of a termination by an Applicable Company of the Management Holder’s employment for Cause or a termination by the Management Holder of his or her employment without Good Reason, the first anniversary of the date on which the Management Holder ceases to receive such payments) (the “Non-Compete Period”), such Management Holder shall not directly or indirectly, engage in the production, sale or distribution of any product produced, sold or distributed by any Applicable Company as of the date hereof or during the Non-Compete Period anywhere in the world in which the any Applicable Company is doing business. For purposes of this Section 6(c), the phrase “directly or indirectly engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, licensor of technology or otherwise; provided, however, that nothing in this Section 6 shall prohibit any

Management Holder from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as such Management Holder has no active participation in the business of such corporation.

(d) Each Management Holder understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of any Applicable Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of an Applicable Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), such Management Holder does not believe would prevent him from otherwise earning a living. Each Management Holder has carefully considered the nature and extent of the restrictions placed upon him by this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon any Applicable Company disproportionate to the detriment which the same may cause such Management Holder.

Section 7. Actions by the RPP Holders Only.

(a) Waiver of Liquidation Event. Without limiting the generality of Section 7(a), each of the RPP Identified Holders and Hexion LLC (as successor in interest to RPP Holdings) unconditionally and irrevocably waives and shall thereby be forever estopped from asserting the occurrence of any Liquidation Event (as defined in the RPP Holdings Operating Agreement), whether such Liquidation Event shall be deemed to have occurred pursuant to the Combination, this Agreement or otherwise.

(b) Amendments to RPP Agreement. Each of Hexion LLC (as successor in interest to each of RPP Inc. and RPP Holdings) and each RPP Management Holder agrees to the following amendments (which, pursuant to Section 10(d) of the RPP Agreement, shall be effective as of the date hereof and upon the consent of Hexion LLC (as successor in interest to each of RPP Inc. and RPP Holdings) and the RPP Management Holders having the Required Voting Percentage (as defined in the RPP Agreement)):

(i) Section 1 of the RPP Agreement is hereby amended by inserting the following new defined term therein in the appropriate alphabetical order: “‘New Hexion Agreement’ means the Amended and Restated Investor Rights Agreement to be entered into among Hexion LLC, a Delaware limited liability company (formerly BHI Acquisition Corp.), Hexion Specialty Chemicals, Inc., a New Jersey corporation (formerly Borden Chemical, Inc.) and the Holders party thereto.”

(ii) Section 10(e) of the RPP Agreement is hereby amended by deleting the “.” at the end thereof and inserting the following in its place: “; provided that, for greater certainty, nothing herein shall be construed to cause the automatic termination of this Agreement solely as a result of (i) the entry into force of the New Hexion Agreement or (ii) any merger or consolidation of the Company.”

Section 8. Actions by the RSM Holders Only. Each of the Company (as successor in interest to each of RSM Inc. and RSM Holdings) and each RSM Holder agrees to the following amendments (which, pursuant to Section 10(d) of the RSM Agreement, shall be effective as of the date hereof and upon the consent of the Company (as successor in interest to each of RSM Inc. and RSM Holdings) and the RSM Holders having the Required Voting Percentage (as defined in the RSM Agreement)):

(a) Section 1 of the RSM Agreement is hereby amended by inserting the following new defined term therein in the appropriate alphabetical order: “‘New Hexion Agreement’ means the Amended and Restated Investor Rights Agreement to be entered into among Hexion LLC, a Delaware limited liability company (formerly BHI Acquisition Corp.), Hexion Specialty Chemicals, Inc., a New Jersey corporation (formerly Borden Chemical, Inc.) and the Holders party thereto.”

(b) Section 10(e) of the RSM Agreement is hereby amended by deleting the “.” at the end thereof and inserting the following in its place: “; provided that, for greater certainty, nothing herein shall be construed to cause the automatic termination of this Agreement solely as a result of (i) the entry into force of the New Hexion Agreement or (ii) any merger or consolidation of the Company.”

Section 9. Registration Rights with respect to Units.

If the Non-Apollo Holders holding Units have not converted their Units to shares of Common Stock within six months of the Effective Date, then the parties will negotiate, execute and deliver an amendment to this Agreement granting the Non-Apollo Holders registration rights with respect to Hexion LLC that are substantially similar to the rights held by such Holders with respect to Common Stock under this Agreement. The parties also will negotiate, execute and deliver a registration rights agreement granting the Apollo Group rights with respect to Units that are substantially similar to the rights to be held by Hexion LLC in respect of Common Stock under the Company Registration Rights Agreement.

Section 10. Registration Rights with respect to Common Stock.

(a) Subject to Section 10(b), if at any time after the date hereof, the Company proposes to file a Registration Statement (i) in connection with a Demand Registration or (ii) in connection with which Hexion LLC exercises piggyback registration rights (other than a registration on Form S-4 or S-8 or any successor form to such forms or any registration of Common Stock relating to an offering and sale to management of the Company pursuant to any employee stock plan or other employee benefit plan arrangement) with respect to an offering that includes any Common Stock, then the Company shall give prompt written notice (the “Holder Notice”) to the Holders of Common Stock of its intention to register such Common Stock, and such Holders shall be entitled to include in such Registration Statement the Common Stock held by them. Upon the written request of any holder of Common Stock (a “Holder Piggyback Notice”), delivered within 15 days after receipt of the Holder Notice, to include in such registration Registrable Stock designated by such holders (which request shall specify the number of shares of Registrable Stock proposed to be included in such registration), the Company shall use commercially reasonable efforts to cause all such shares of Registrable Stock to be included in such registration on the same terms and conditions as the Common Stock otherwise being sold in such registration

(b) Registrable Stock Underwriter’s Cutback. If the managing underwriter in any offering contemplated by Section 10(a) advises the Company that the inclusion of all Registrable Stock proposed to be included in a registration would interfere with the successful marketing (including pricing) of the Common Stock to be offered thereby, then the number of shares of Registrable Stock proposed to be included in such registration shall be allocated among the Company and all Selling Stockholders proportionately, such that the number of shares of Common Stock that each such Person shall be entitled to sell in the public offering shall be included in the following order:

(i) In the case of a registration permitted pursuant to Section 10(a)(i) above:

(A) first, the Registrable Stock held by the Persons requesting their Common Stock be included in such registration pursuant to the Company Demand Registration, pro rata based upon the number of shares of Common Stock owned by each such Person at the time of such registration;

(B) second, the Registrable Stock held by each of the Persons requesting their Common Stock be included in such registration pursuant to the terms of Section 10(a)(i), pro rata based upon the number of shares of Registrable Stock owned by each such Person at the time of such registration; and

(C) third, the Common Stock to be issued and sold by the Company in such registration.

(ii) In the case of any other registration permitted by Section 10(a):

(A) first, the Common Stock to be issued and sold by the Company in such registration; and

(B) second, the Registrable Stock held by each of (X) Hexion LLC and (Y) the Holders requesting their Registrable Stock be included in such registration pursuant to the terms of this Section 10, pro rata based upon the number of shares of Registrable Stock owned by each such Person at the time of such registration.

(c) Certain Permitted Cutbacks. Notwithstanding anything to the contrary set forth in Section 10(b), if the managing underwriter for an Underwritten Offering advises the Company that the inclusion of all shares of Common Stock proposed to be included in such registration by any particular Holder would interfere with the successful marketing (including pricing) of the Common Stock to be offered thereby, then the number of shares of Common Stock proposed to be included in such registration by such Holder shall be reduced to the lower of the number of shares of Common Stock that the managing underwriter advises that such Holder may sell in the Underwritten Offering and the number of shares of Common Stock calculated pursuant to the foregoing.

(d) Lock-Up. If the Company at any time shall register shares of Common Stock under the Securities Act for sale to the public, no Management Holder shall sell publicly,

make any short sale of, grant any option for the purchase of, or otherwise dispose publicly of, any shares of, interests and participation in and other equivalents (however designated) of common stock or membership interests (including all Common Stock) of the Company without the prior written consent of the Company, for the period of time in which Hexion LLC has similarly agreed not to sell publicly, make any short sale of, grant any option for the purchase of, or otherwise dispose publicly of, any shares of, interests and participation in and other equivalents (however designated) of common stock or membership interests (including all Common Stock) of the Company. Hexion LLC shall use reasonable efforts to limit any such period to not more than 180 days.

(e) Company Control. The Company may decline to file a Registration Statement after the giving of a Holder Piggyback Notice, or withdraw a Registration Statement after filing and after the giving of Holder Piggyback Notice but prior to the effectiveness of the Registration Statement, provided that the Company shall promptly notify each Holder in writing of any such action and provided further that the Company shall bear all reasonable expenses incurred by such Holder in connection with such withdrawn Registration Statement.

Section 11. Notices.

In the event a notice or other document is required to be sent hereunder to the Company, Hexion LLC or to any Holder or the spouse or legal representative of a Holder, such notice or other document, if sent by mail, shall be sent by registered mail, return receipt requested (and by air mail in the event the addressee is not in the continental United States), to the party entitled to receive such notice or other document at the address set forth on Annex I. Any such notice shall be effective and deemed received three (3) days after proper deposit in the mails, but actual notice shall be effective however and whenever received. The Company, Hexion LLC, any Holder or any spouse or legal representative of a Holder, may effect a change of address for purposes of this Agreement by giving notice of such change to the Company or to Hexion LLC, as applicable, and the Company or Hexion LLC, as applicable, shall, upon the request of any party hereto, notify such party of such change in the manner provided herein. Until such notice of change of address is properly given, the addresses set forth on Annex I shall be effective for all purposes.

Section 12. Apollo Investor Rights

(a) For so long as Apollo Investment Fund IV, L.P. and Apollo Investment Fund V, L.P. (each an “Apollo Investor”), own Common Stock or Units or any other equity securities of either of the Company or Hexion LLC, each Apollo Investor will be entitled to the following contractual management rights as follows:

(b) With regards to the Company and its subsidiaries:

(i) Each Apollo Investor shall be entitled to routinely consult with and advise management of the Company with respect to the Company’s business and financial matters, including management’s proposed annual operating plans, and, upon request, management will meet regularly (on a quarterly basis) during each year with representatives of each Apollo Investor (the “Representatives”) at the Company’s and/or

its subsidiaries facilities (or such other locations as the Company may designate) at mutually agreeable times for such consultation and advice, including to review progress in achieving said plans. The Company agrees to give due consideration to the advice given and any proposals made by each Apollo Investor;

(ii) Each Apollo Investor may inspect all books and records and facilities and properties of the Company at reasonable times and intervals. The Company shall furnish each Apollo Investor with such available financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as each Apollo Investor may reasonably request and at such Apollo Investor’s expense. The Company shall permit the Representatives to discuss the affairs, finances and accounts of the Company and its subsidiaries with, and to make proposals and furnish advice to, the principal officers of the Company and its subsidiaries; and

(iii) The Company shall, after receiving notice from an Apollo Investor as to the identity of any Representative, (i) permit such Representative to attend all meeting of the Board of the Company, as an observer; (ii) provide such Representative advance notice of each such meeting, including such meeting’s time and place, at the same time and in the same manner as such notice is provided to the members of the Board of the Company; (iii) provide the Representative with copies of all materials, including notices, minutes, consents and regularly compiled financial and operating data distributed to the members of the Board of the Company at the same time as such materials are distributed to such Board of the Company, and shall permit the Representative to have the same access to information concerning the business and operations of the Company; and (iv) permit the Representative to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, the Board of the Company, without voting, and the Board of the Company and the Company’s officers shall give due consideration thereto (recognizing that the ultimate discretion with respect to all such matters shall be retained by the Board of the Company).

(c) With regards to Hexion LLC and its subsidiaries:

(i) Each Apollo Investor shall be entitled to routinely consult with and advise management of Hexion LLC with respect to Hexion LLC’s business and financial matters, including management’s proposed annual operating plans, and, upon request, management will meet regularly (on a quarterly basis) during each year with Representatives at Hexion LLC’s and/or its subsidiaries facilities (or such other locations as Hexion LLC may designate) at mutually agreeable times for such consultation and advice, including to review progress in achieving said plans. Hexion LLC agrees to give due consideration to the advice given and any proposals made by each Apollo Investor;

(ii) Each Apollo Investor may inspect all books and records and facilities and properties of Hexion LLC at reasonable times and intervals. Hexion LLC shall furnish each Apollo Investor with such available financial and operating data and other information with respect to the business and properties of Hexion LLC and its subsidiaries as each Apollo Investor may reasonably request and at such Apollo

Investor’s expense. Hexion LLC shall permit the Representatives to discuss the affairs, finances and accounts of Hexion LLC and its subsidiaries with, and to make proposals and furnish advice to, the principal officers of Hexion LLC and its subsidiaries; and

(iii) Hexion LLC shall, after receiving notice from an Apollo Investor as to the identity of any Representative, (i) permit such Representative to attend all meeting of the Board of Hexion LLC, as an observer; (ii) provide such Representative advance notice of each such meeting, including such meeting’s time and place, at the same time and in the same manner as such notice is provided to the members of the Board of Hexion LLC; (iii) provide the Representative with copies of all materials, including notices, minutes, consents and regularly compiled financial and operating data distributed to the members of the Board of Hexion LLC at the same time as such materials are distributed to such Board of Hexion LLC, and shall permit the Representative to have the same access to information concerning the business and operations of Hexion LLC; and (iv) permit the Representative to discuss the affairs, finances and accounts of Hexion LLC with, and to make proposals and furnish advice with respect thereto to, the Board of Hexion LLC, without voting, and the Board of Hexion LLC and Hexion LLC’s officers shall give due consideration thereto (recognizing that the ultimate discretion with respect to all such matters shall be retained by the Board of Hexion LLC).

(d) Each of the Company and Hexion LLC, as applicable, agrees to consider, in good faith, the recommendations of each Apollo Investor in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company or Hexion LLC, as applicable.

(e) The rights set forth in this Section 12 are intended to satisfy the requirement of contractual management rights for purposes of qualifying each Apollo Investor’s indirect interests in the Company and in Hexion LLC as venture capital investments for purposes of the Department of Labor’s “plan assets” regulations, and in the event that, after the date hereof, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is determined that such rights are not satisfactory for such purpose, each Apollo Investor, the Company and Hexion LLC shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

(f) The rights set forth in this Section 12 are personal to each Apollo Investor and may not be assigned by either Apollo Investor in whole or in part.

(g) The rights set forth in Section 12(b) shall terminate upon the consummation of a Qualified Public Offering and the rights set forth in Section 12(c) shall terminate upon the consummation of a Qualified Public Offering of Hexion LLC.

Section 13. Miscellaneous Provisions.

(a) Each Non-Apollo Holder that is an entity that was formed for the sole purpose of acquiring shares of Common Stock or Units, as applicable, or that has no substantial assets other than the shares of Common Stock or Units, as applicable, or interests in shares of Common Stock or Units, as applicable, agrees that (a) certificates of shares of its common stock or other instruments reflecting equity interests in such entity (and the certificates for shares of common stock or other equity interests in any similar entities controlling such entity) will note the restrictions contained in this Agreement on the transfer of Common Stock or Units, as applicable, as if such common stock or other equity interests were shares of Common Stock or Units, as applicable, and (b) no such shares of common stock or other equity interests may be transferred to any Person other than in accordance with the terms and provisions of this Agreement as if such shares or equity interests were shares of Common Stock or Units, as applicable.

(b) No Non-Apollo Holder shall enter into any stockholder agreements or arrangements of any kind with any Person with respect to any Securities of the Company or Hexion LLC, as applicable, on terms inconsistent with the provisions of this Agreement (whether or not such agreements or arrangements are with other Holders or with Persons that are not parties to this Agreement), including agreements or arrangements with respect to the acquisition or disposition of any Securities of the Company or Hexion LLC, as applicable, in a manner inconsistent with this Agreement.

(c) All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(d) This Agreement shall be binding upon Hexion LLC, the Company, the Holders, any spouses of the Management Holders, and their respective heirs, executors, administrators and permitted successors and assigns.

(e) (i) Any provision of this Agreement affecting the rights or obligations of the Holders of Common Stock as such provision applies to such Persons only and in such capacity only, shall be amended, waived or terminated from time to time only by an instrument in writing signed by the Company and such Holders having the Required Voting Percentage; provided, that all such rights and obligations shall terminate automatically (without any further action required) upon the earlier to occur of (x) a Control Disposition of Common Stock or Asset Sale or (y) the dissolution of the Company; and (ii) any provision of this Agreement affecting the rights or obligations of the Holders of Units as such provisions apply to such Persons only and in such capacity only, shall be amended, waived or terminated from time to time by an instrument in writing signed by Hexion LLC and such Holders having the Required Voting Percentage; provided, that all such rights and obligations shall terminate automatically (without any further action required) upon the earlier to occur of (x) a Control Disposition or Asset Sale or (y) the dissolution of Hexion LLC. Notwithstanding the foregoing, (A) this Agreement may be amended by Hexion LLC and the Company, without the consent of any Holder, to cure any ambiguity or to cure, correct or supplement any defective provisions contained herein, or to make any other provisions with respect to matters or questions hereunder as the Company and Hexion LLC may deem necessary or advisable, so long as such action does not affect adversely the interest of any Holder, (B) any Holder may waive in writing any right under this Agreement as such right applies to such Holder only, without any further action by the Company, Hexion LLC or any other Holder and (C) Sections 2 and 3 as such sections apply to the Holders of Units only, may be amended only with the prior consent of each of Hexion LLC, the Apollo Group and the Co-Invest Group (in each case, based on its proportionate ownership percentage).

(f) Any Holder who disposes of all of his, her or its Common Stock or Units, as applicable, in conformity with the terms of this Agreement shall cease to be a party to this Agreement and shall have no further rights hereunder.

(g) The spouses of the Management Holders are fully aware of, understand and fully consent and agree to the provisions of this Agreement and its binding effect upon any community property interests or similar marital property interests in the Common Stock or Units, as applicable, they may now or hereafter own, and agree that the termination of their marital relationship with any respective Management Holder for any reason shall not have the effect of removing any Common Stock or Units, as applicable, otherwise subject to this Agreement from the coverage of this Agreement and that their awareness, understanding, consent and agreement are evidenced by their signing this Agreement. Furthermore, each Management Holder agrees to cause his or her spouse (and any subsequent spouse) to execute and deliver, upon the request of the Company or Hexion LLC, as applicable, a counterpart of this Agreement or an Adoption Agreement.

(h) Any Disposition or attempted Disposition in breach of this Agreement shall be void and of no effect. In connection with any attempted Disposition in breach of this Agreement, the Company or Hexion LLC, as applicable, may hold and refuse to transfer any Common Stock or Units, as applicable, or any certificate therefor, in addition to and without prejudice to any and all other rights or remedies that may be available to it or the Holders. Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).

(i) This Agreement may be executed simultaneously in two or more original or facsimile counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. The failure of any Holder to execute this Agreement does not make it invalid as against any other Holder.

(j) Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or otherwise unenforceable provisions shall be null and void as to such jurisdiction. It is the intent of the parties, however, that any invalid, illegal or otherwise unenforceable provisions be automatically replaced by other provisions that are as similar as possible in terms to such invalid, illegal or otherwise unenforceable provisions but are valid and enforceable to the fullest extent permitted by law.

(k) Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

(l) The parties to this Agreement agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall properly (but not exclusively) lie in any federal or state court located in the State of Delaware. By execution and delivery of this Agreement each party hereto irrevocably submits to the jurisdiction of such courts for himself and in respect of his property with respect to such action. The parties hereto irrevocably agree that venue for such action would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(m) No course of dealing between any of Hexion LLC, the Company, or any of their respective subsidiaries, on the one hand, and the Holders (or any of them), on the other hand, or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(n) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OR ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

(o) This Agreement amends and restates the Original Agreement, the RPP Agreement, the RSM Agreement, the Original Registration Rights Agreement and the RPP Holdings Operating Agreement, and sets forth the entire agreement of the parties hereto as to the subject matter hereof and supersedes all previous agreements among all or some of the parties hereto, whether written, oral or otherwise, as to such subject matter. Unless otherwise provided herein, any consent required by the Company or Hexion LLC, as applicable, may be withheld by the Company or Hexion LLC, as applicable, in its sole discretion.

(p) This Agreement terminates the RPP Registration Rights Agreement and the RSM Registration Rights Agreement.

(q) No Notes shall be transferred without the prior written consent of Hexion LLC.

(r) Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement.

(s) If, and as often as, there are any changes in any Common Stock or Units, as applicable, by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, other than pursuant to the Combination, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock or Units, as applicable, as so changed.

(t) No director of the Company or Hexion LLC, as applicable, shall be personally liable to the Company or Hexion LLC, as applicable, or any Holder as a result of any acts or omissions taken under this Agreement in good faith.

(u) In the event additional shares of Common Stock or Units, as applicable, are issued to a Holder at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities of the Company or Hexion LLC, as applicable, exercisable for or exchangeable into shares or Common Stock or Units, as applicable, such additional shares of Common Stock or Units, as applicable, as a condition to their issuance, shall become subject to the terms and provisions of this Agreement.

(v) This Agreement (except for Sections 7(a), 7(b) and Section 8) shall become effective only upon the consummation of the Combination under the Transaction Agreement.

(w) Notwithstanding anything to the contrary contained herein, but subject to Section 2(a), any party hereto that is a member of the Apollo Group may assign its rights or obligations, in whole or in part, under this Agreement to one or more of its Affiliates.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have duly executed this Amended and Restated Investor Rights Agreement as of the date first above written.

HEXION LLC

By:	/s/ William Carter
Name:	William Carter
Title:	Vice President and CFO

HEXION SPECIALTY CHEMICALS, INC.

By:	/s/ William Carter
Name:	William Carter
Title:	Vice President and CFO

APOLLO INVESTMENT FUND V, L.P.

By:	Apollo Advisors V, L.P., it general partner

By:	/s/ Scott Kleinman
Name:	Scott Kleinman
Title:	Authorized Signatory

APOLLO OVERSEAS PARTNERS V, L.P.

By:	Apollo Advisors V, L.P., it managing general partner

By:	/s/ Scott Kleinman
Name:	Scott Kleinman
Title:	Authorized Signatory

APOLLO NETHERLANDS PARTNERS V(A), L.P.

By:	Apollo Advisors V, L.P., its managing general partner

By:	/s/ Scott Kleinman
Name:	Scott Kleinman
Title:	Authorized Signatory

APOLLO NETHERLANDS PARTNERS V(B), L.P.

By:	Apollo Advisors V, L.P., its managing general partner

By:	/s/ Scott Kleinman
Name:	Scott Kleinman
Title:	Authorized Signatory

APOLLO GERMAN PARTNERS V GMBH KG & CO.

By:	Apollo Advisors V, L.P., its special limited partner

By:	/s/ Scott Kleinman
Name:	Scott Kleinman
Title:	Authorized Signatory

APOLLO INVESTMENT FUND IV, L.P.

By:	Apollo Advisors IV, L.P.
By:	Apollo Capital Management IV, Inc.

By:	/s/ Scott Kleinman
Name:	Scott Kleinman
Title:	Authorized Signatory

APOLLO OVERSEAS PARTNERS IV, L.P.

By:	Apollo Advisors IV, L.P.
By:	Apollo Capital Management IV, Inc.

By:	/s/ Scott Kleinman
Name:	Scott Kleinman
Title:	Authorized Signatory

GS PRIVATE EQUITY PARTNERS II, L.P.

By:	GS PEP II Advisors, L.L.C., General Partner
By:	GSAM Gen-Par, L.L.C., Managing Member

By:	/s/ Jennifer Barbetta
Name:	Jennifer Barbetta
Title:	Authorized Signatory

GS PRIVATE EQUITY PARTNERS II OFFSHORE, L.P.

By:	GS PEP II Offshore Advisors, Inc., General Partner

By:	/s/ Jennifer Barbetta
Name:	Jennifer Barbetta
Title:	Authorized Signatory

GS PRIVATE EQUITY PARTNERS II - DIRECT INVESTMENT FUND, L.P.

By:	GS PEP II Direct Investment Advisors, L.L.C., General Partners
By:	GSAM Gen-Par, L.L.C., Managing Member

By:	/s/ Jennifer Barbetta
Name:	Jennifer Barbetta
Title:	Authorized Signatory

GS PRIVATE EQUITY PARTNERS III, L.P.

By:	GS PEP III Advisors, L.L.C., General Partner
By:	GSAM Gen-Par, L.L.C., Managing Member

By:	/s/ Jennifer Barbetta
Name:	Jennifer Barbetta
Title:	Authorized Signatory

GS PRIVATE EQUITY PARTNERS III OFFSHORE, L.P.

By:	GS PEP III Offshore Advisors, Inc., General Partner

By:	/s/ Jennifer Barbetta
Name:	Jennifer Barbetta
Title:	Authorized Signatory

JPMORGAN CHASE BANK, AS TRUSTEE FOR FIRST PLAZA GROUP TRUST, solely with respect to pools PMI 111 and PMI 112

By:	/s/ Nicole Stephenson
Name:	Nicole Stephenson
Title:	Assistant Treasurer

BORDEN MANAGEMENT HOLDERS:

/s/ Craig O. Morrison
Craig O. Morrison

/s/ Joseph P. Bevilaqua
Joseph P. Bevilaqua

/s/ William H. Carter
William H. Carter

/s/ Hugh Morton
Hugh Morton

/s/ Nancy Brown
Nancy Brown

/s/ Elliot Fullen
Elliot Fullen

/s/ Richard Monty
Richard Monty

/s/ Raymond Glaser
Raymond Glaser

/s/ Kevin McGuire
Kevin McGuire

/s/ Nathan Fisher
Nathan Fisher

/s/ Luis Cintra
Luis Cintra

/s/ Julia Harp
Julia Harp

/s/ Mark Alness
Mark Alness

/s/ Reggie Jenkins
Reggie Jenkins

/s/ Jerry Borges
Jerry Borges

/s/ Peter Hartland
Peter Hartland

/s/ Tony Ferreri
Tony Ferreri

/s/ George Knight
George Knight

/s/ Kyle Lorentzen
Kyle Lorentzen

/s/ John Auletto
John Auletto

/s/ David Collins
David Collins

/s/ Mark Bidstrup
Mark Bidstrup

/s/ Colette Barricks
Colette Barricks

/s/ David Hemm
David Hemm

EXHIBIT A

ADOPTION AGREEMENT

FOR HOLDERS OF COMMON STOCK

This Adoption Agreement (“Adoption”) is executed pursuant to the terms of the Amended and Restated Investor Rights Agreement among Hexion LLC (“Hexion LLC”), Hexion Specialty Chemicals, Inc. (the “Company”) and the holders listed therein dated as of May 31, 2005, a copy of which is attached hereto (the “Investor Rights Agreement”), by the transferee (“Transferee”) executing this Adoption. By the execution of this Adoption, the Transferee agrees as follows:

(1) Acknowledgement. Transferee acknowledges that Transferee is acquiring shares of Common Stock of the Company, subject to the terms and conditions of the Investor Rights Agreement. Capitalized terms used herein without definition are defined in the Investor Rights Agreement and are used herein with the same meanings set forth therein.

(2) Agreement. Transferee (i) agrees that the Common Stock acquired by Transferee, and any other Common Stock and other securities of the Company or Units or other securities of Hexion LLC that may be acquired by Transferee in the future, shall be bound by and subject to the terms of the Investor Rights Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Investor Rights Agreement, and agrees to be bound by all of the terms and conditions thereof, with the same force and effect as if he were originally a party thereto.

(3) Notice. Any notice required as permitted by the Investor Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

(4) Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the Common Stock and or other securities referred to above and in the Investor Rights Agreement, to the terms of the Investor Rights Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Adoption Agreement as of                          ,         .

HEXION LLC

By:
Name:
Title:

HEXION SPECIALTY CHEMICALS, INC.

By:
Name:
Title:

TRANSFEREE:

TRANSFEREE SPOUSE (if applicable)

ADOPTION AGREEMENT

FOR HOLDERS OF UNITS

This Adoption Agreement (“Adoption”) is executed pursuant to the terms of the Amended and Restated Investor Rights Agreement among Hexion LLC (“Hexion LLC”), Hexion Specialty Chemicals, Inc. (the “Company”) and the holders listed therein dated as of May 31, 2005, a copy of which is attached hereto (the “Investor Rights Agreement”), by the transferee (“Transferee”) executing this Adoption. By the execution of this Adoption, the Transferee agrees as follows:

(1) Acknowledgement. Transferee acknowledges that Transferee is acquiring shares of Units of Hexion LLC, subject to the terms and conditions of the Investor Rights Agreement. Capitalized terms used herein without definition are defined in the Investor Rights Agreement and are used herein with the same meanings set forth therein.

(2) Agreement. Transferee (i) agrees that the Units acquired by Transferee, and any other Units and other securities of Hexion or Common Stock or other securities of the Company that may be acquired by Transferee in the future, shall be bound by and subject to the terms of the Investor Rights Agreement, pursuant to the terms thereof, and (ii) hereby adopts the Investor Rights Agreement, and agrees to be bound by all of the terms and conditions thereof, with the same force and effect as if he were originally a party thereto.

(3) Notice. Any notice required as permitted by the Investor Rights Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

(4) Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the Units and or other securities referred to above and in the Investor Rights Agreement, to the terms of the Investor Rights Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Adoption Agreement as of                          ,         .

HEXION LLC

By:
Name:
Title:

HEXION SPECIALTY CHEMICALS, INC.

By:
Name:
Title:

TRANSFEREE:

TRANSFEREE SPOUSE (if applicable)

ANNEX I

(A) If to the Company:

Hexion Specialty Chemicals, Inc.

180 East Broad Street

Columbus, OH 43215

Facsimile: (614) 225-2108

Attention: Nancy G. Brown, Esq.,

Vice President and General Counsel

with a copy (which shall not constitute notice) to:

The Apollo Group

c/o Apollo Management V, L.P.

9 West 57th Street

New York, NY 10019

Facsimile: (212) 515-3264

Attention: Scott Kleinman; and

O’Melveny & Myers, LLP

7 Times Square

New York, NY 10036

Facsimile: (212) 326-2061

Attention: Adam Weinstein, Esq.

(B) If to Hexion LLC or the Apollo Group:

c/o Apollo Management V, L.P.

9 West 57th Street

New York, NY 10019

Facsimile: (212) 515-3264

Attention: Scott Kleinman

with a copy (which shall not constitute notice) to:

O’Melveny & Myers, LLP

7 Times Square

New York, NY 10036

Facsimile: (212) 326-2061

Attention: Adam Weinstein, Esq.

(C) If to any RPP Identified Holder, to the address set forth with respect to such RPP Identified Holder in the Company’s records.

(D) If to any Management Holder, to the address set forth with respect to such Management Holder in the Company’s records.

* * * * *

ANNEX I-1

SCHEDULE I

RPP Identified Holders

Apollo Investment Fund IV, L.P.

Apollo Overseas Partners IV, L.P.

GS Private Equity Partners II, L.P.

GS Private Equity Partners II Offshore, L.P.

GS Private Equity Partners II - Direct Investment Fund, L.P.

GS Private Equity Partners III, L.P.

GS Private Equity Partners III Offshore, L.P.

JPMorgan Chase Bank, as trustee for First Plaza Group Trust, solely with respect to pools PMI 111 and PMI 112

Marv Schlanger

Borden Management Holders

Craig O. Morrison

Joseph P. Bevilaqua

William H. Carter

Hugh Morton

Nancy Brown

Elliot Fullen

Richard Monty

Raymond Glaser

Kevin McGuire

Nathan Fisher

Luis Cintra

Julia Harp

Mark Alness

Reggie Jenkins

Jerry Borges

Peter Hartland

Tony Ferreri

George Knight

Kyle Lorentzen

John Auletto

David Collins

Mark Bidstrup

Colette Barricks

David Hemm

SCHEDULE I-1

RPP Management Holders

David Allen

Paul Barletta

Larry Bravenac

Jack Christenson

David Coughlen

Rupert R. Dominguez

Dan Durbin

Ann M. Frederix

Ian Harris

Daisaku Higo

Ed Hoozemans

Wouter W. Jongepier

Ad Laanen

Paul Langemeier

Abraham Van Mannekes

James H. Melloan, Jr.

Tom Rizzo

Steve Rockey

Terrence Rodeheaver

Dany D. Subrata

Peter Terminie Jr.

Dennis F. White

David Woodcock

Paul Yianni

J. Travis Spoede Trust (dtd 3/26/99)

Dan Mariano

Hanna Lukosavich

Mark Antonvich

Kip Smith

Jeff Nodland

Marv Schlanger

RSM Management Holders

Greg Alexander

Jack Baarends

Joseph Beatty

Michael Bledsoe

Timothy Bowers

Hemant Dandekar

Daryl Dierwechter

Douglas Graff as trustee f/b/o Eric D. Graff and Kelly C. Graff

David Graziosi

SCHEDULE I-2

Ed Guetens

Doug Hedges

Patrick Heffernan

Daniel Key

David Kinney

Lubos Lukac

Alex Nazari

Jeff Nodland (Trust)

Rick Pitts

Kris Radhakrishnan

TL Ratcliff

Winfried Schaller

Wayne Steinberg

Charles Schwab & Co. Inc. Cust John R. Stevenson, IRA

George Tomko

Jeroen Triesscheijn

Ronny Van Goethem

Francois Vleugels

Mark Walter

Robert Wingfield

Andre Winterhalter

Mark Antonvich

Marv Schlanger

Dennis White

Kip Smith

SCHEDULE I-3